Exhibit 23.2

Independent Registered Public Accounting Firm's Consent

We consent to incorporation by reference in Registration Statement Nos. 333-160199, 333-163034, 333-170251 and 333-171357 of Two Harbors Investment Corp. on Form S-3 of our report, which includes an explanatory paragraph as to Capitol Acquisition Corp.'s (a development stage company) ability to continue as a going concern, dated March 13, 2009, with respect to our audit of the financial statements of Capitol Acquisition Corp. (a development stage company) for the year ended December 31, 2008, as included in the Annual Report on Form 10-K for the year ended December 31, 2010, of Two Harbors Investment Corp.
We were dismissed as auditors on October 30, 2009 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.
/s/ Marcum LLP
Marcum LLP
(formerly Marcum & Kliegman LLP)
Melville, New York
March 4, 2011